Exhibit 99.2

                              State of Connecticut

                  By Her Excellency M. Jodi Rell, Governor: an
                               Official Statement

WHEREAS, the citizens of the State of Connecticut take great pleasure in congratulating John F. Perotti in recognition of his retirement as Chairman and Chief Executive Officer of the Salisbury Bank and Trust Company; and

WHEREAS, Mr. Perotti retires after more than 36 years with Salisbury Bank and Trust Company, and many years of service to citizens of the State of Connecticut; and

WHEREAS, Mr. Perotti's dedication, enthusiasm and leadership leave the Salisbury Bank and Trust Company ready to meet the challenges ahead and able to better serve its constituents; and

WHEREAS, during his tenure at the Salisbury Bank and Trust Company since 1973, Mr. Perotti held the position of director since 1985, and served as Executive Vice President, Treasurer, Chief Operating Officer, and finally as Chairman and Chief Executive Officer; and

WHEREAS, in addition to his leadership at the bank, his other community memberships include the Sharon Lion's Club, Housatonic Valley Association Foundation, Partners in Education, 21st Century Committee, Center for Financial Training, Connecticut Banker's Association, and currently President of the Connecticut Community Banker's Association; and

WHEREAS, Mr. Perotti has demonstrated the highest level of integrity, professionalism and commitment throughout his career with the bank and willingly gives of his time to improve his community through his service on the Advisory Boards for the Sharon Land Trust and Sharon Healthcare Center; and

WHEREAS, the State of Connecticut is proud to have Mr. Perotti as a citizen and is thankful for his tireless efforts to raise the standards of excellence in the State of Connecticut; now

THEREFORE, I, M. Jodi Rell, Governor of the State of Connecticut, in recognition of the contributions Mr. Perotti has made to our State, do hereby officially proclaim June 8, 2009, as

                               JOHN F. PEROTTI DAY

in the State of Connecticut. I applaud his notable career and wish him the very best for health, happiness and continued success in his retirement.